Exhibit 10.15

COUNTRYWIDE BANK, FSB 8511 FALLBROOK AVE WH-51F WEST HILLS, CA 91304 (800) 669-2955

June 25, 2008

Home Loan Center, Inc.

163 Technology Drive

Irvine, CA 92618

Attn: Rian Furey, Senior Vice President

Re:          Spinoff of InterActive Corporation

Ladies and Gentlemen:

This notice is issued in reference to that certain Transactions Terms Letter dated January 25, 2008 (the “Transactions Terms Letter”) and (b) that certain Master Repurchase Agreement dated January 25, 2008 (the “Agreement”), both by and between Countrywide Bank, FSB (“Buyer”) and Home Loan Center, Inc. (“Seller”) (the Transactions Terms Letter and the Agreement, jointly, the “Repurchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Repurchase Agreement.

Pursuant to the “Term” section of the Transactions Terms Letter, the Term of the Repurchase Agreement expires on the earlier of (a) January 24, 2009 or (b) 60 days prior to an initial public offering, reorganization, spinoff or similar transaction involving InterActive Corporation. Seller has notified Buyer of a pending spinoff involving InterActive Corporation and has requested that the Term of the Repurchase Transaction not expire as a result thereof. As an accommodation to Seller, Buyer hereby agrees that the Term of the Repurchase Agreement shall not expire upon the occurrence of the spinoff of InterActive Corporation and Buyer agrees to continue to enter into Transactions with Seller under the Repurchase Agreement pursuant to its terms and conditions; provided, however, that if Buyer determines at any time prior to January 24, 2009 that such spinoff materially and adversely affects Seller, Buyer reserves the right to deem the Repurchase Agreement expired prior to such date.

Sincerely,

/s/ Richie Walia
Richie Walia
Senior Vice President